Information Architects Completes the Acquisition of XON

August 2, 2006, 1:00pm ET, FT. LAUDERDALE, FL--(MARKET WIRE)--Aug 2, 2006 -- Information Architects (OTC BB:IACH.OB - News), a leader in online information solutions, today announced that they have completed the acquisition of Xtreme Outdoor Network, Inc. (XON).

The focus of XON (http://www.XONTV.net) is to provide a streaming Internet (IPTV) channel which includes video on-demand, hunting, fishing and outdoor-related shows. XON also has plans to release a magazine publication which will feature outdoor media content, equipment and supplies. As part of the planning there are initiatives that will see the staging of a variety of hunting-related contests.

XON utilizes the latest streaming and web mall technology in providing content, products and services to outdoor sportspersons and outdoor enthusiasts. This represents a population of over 82 million people in the United States alone, which spent over $108 billion in recent years on equipment, travel, lodging and outdoor-related supplies. According to a recent survey, over 82 million U.S. residents, 16 years and older, participated in wildlife-related recreation. That same survey revealed that of the total amount spent, $28.1 billion was trip-related, $64.5 billion was spent on equipment and $15.8 billion was spent on other items. Sportspersons spent a total of $70 billion in that same year which saw 35.6 billion spent on fishing, $20.6 billion on hunting and $13.8 million on items used for both hunting and fishing. Wildlife watchers were reported to have spent $38.4 billion on their activities around the home and on trips away from home.

XON is currently in development of the Xtreme Outdoor Network Channel, a television channel to be distributed initially through an Internet Channel (IPTV) and followed by a Dish channel with simulcast over the Internet. The IPTV channel will be launched by August 31, 2006 exclusively on ClearCast Communications IPTV portal.

"This is a strategic acquisition which enables IA to position ClearCast Communications IPTV portal as the leader in outdoor entertainment. We are excited to have the ability to focus on such a tremendous market," states Todd K. Morgan, CEO of Information Architects.

"Information Architects will pull resources from other areas of operation by offering financial services for XON through an affinity membership card. I feel very good about this acquisition because many opportunities exist that will drive the cooperation of different operating units within this company. The market that XON will target is huge and we have the right tools and technology to control a significant part of that market," said Jon Grinter, President of Information Architects.

About Information Architects

IA (www.ia.com) and its affiliates have been developing, delivering and supporting products that fulfill specific needs in a wide variety of industries. These solutions have been delivered over the web and are intended to reach a wider audience that would not normally have access to these services. Through its portfolio of companies IA is able to expand its reach to a larger and more diverse audience. Information Architects has recently expanded its operations to a variety of industries by offering a more comprehensive list of products and services gained through recent acquisitions.

Release Disclaimer

The statements contained in this press release contain certain forward-looking statements, including statements regarding Information Architect's expectations, intentions, strategies and beliefs regarding the future. All statements contained herein are based upon information available to Information Architect's management as of the date hereof and actual results may vary based upon future events, both within and without the control of Information Architect's management.

Contact:

     For more information, please contact:

     Jon Grinter

     954-561-7321

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     Media Relations

     Collette Clarke